UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 26, 2005
MONTPELIER RE HOLDINGS LTD.
(Exact Name of Registrant as Specified in Its Charter)

Bermuda	001-31468	98-0428969
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
Mintflower Place
8 Par-La-Ville Road
Hamilton HM 08
Bermuda
(Address of Principal Executive Offices)
(Zip Code)
Registrant’s telephone number, including area code: (441) 296-5550
Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
RISK FACTORS
     Before you invest in the securities of Montpelier Re Holdings Ltd. (the “Company”), MRH Capital Trust I or MRH Capital Trust II, you should carefully consider the risks involved. Any of the risks described below could result in a significant or material adverse effect on our results of operations or financial condition. Additional risks not presently known to us or that we currently deem immaterial may also impair our business or results of operations.
     Risks Related to Hurricane Katrina and the New Orleans Flood
Uncertainty related to estimated losses related to Hurricane Katrina may further impact our financial results.
     On September 12, 2005 we announced that we estimated our potential losses due to the net impact of Hurricane Katrina and the New Orleans flooding to be in the range of $450 million—$675 million. Accordingly, losses from Hurricane Katrina will materially negatively impact our third quarter financial results and our shareholders’ equity. These estimates were based on private industry insured loss estimates, inclusive of offshore energy losses, in the range of $30 billion—$40 billion. These industry loss estimates may increase as the loss adjustment process continues.
     At the time of making the estimates we had received preliminary loss indications and formal loss advices from a limited number of clients. Accordingly, the estimates were based mainly on loss indications to date, industry loss estimates noted above, output from industry and proprietary models and a review of in-force contracts. Actual losses may vary materially from these estimates.
     In addition, our estimates are subject to a high level of uncertainty arising out of extremely complex and unique causation and coverage issues associated with the attribution of losses to wind or flood damage or other perils such as fire, business interruption or riot and civil commotion. For example, the underlying policies generally do not cover flood damage; however, water damage caused by wind may be covered. We expect that these issues will not be resolved for a considerable period of time and may be influenced by evolving legal and regulatory developments.
     Our actual losses from Hurricane Katrina and the New Orleans flood may exceed our estimates as a result of, among other things, an increase in industry insured loss estimates, the receipt of additional information from clients, the attribution of losses to coverages that for the purpose of our estimates we assumed would not be exposed and inflation in repair costs due to the limited availability of labor and materials, in which case our financial results could be further materially adversely affected.
A downgrade in our credit rating by rating agencies may materially and negatively impact our business and results of operations.
     As of September 26 ,2005, A.M. Best and Moody’s had our and Montpelier Reinsurance Ltd.’s ratings on credit watch negative or the equivalent and Standard & Poor’s had affirmed our rating with a negative outlook. Ratings are an increasingly important factor in establishing the competitive position of reinsurance companies. If our ratings are reduced from their current levels by A.M. Best, Moody’s or Standard & Poor’s, our competitive position in the insurance industry would suffer and it would be more difficult for us to market our products. A significant downgrade could result in a substantial loss of business as ceding companies and brokers that place such business move to other reinsurers with higher ratings. We can not give any assurance regarding whether or to what extent the rating agencies may downgrade our ratings.
     In addition, a downgrade of Montpelier Reinsurance Ltd.’s A.M. Best financial strength rating to “B++” or below would constitute an event of default under the company’s letter of credit and revolving credit facility with Bank of America, N.A., and a significant downgrade by A.M. Best or Standard & Poor’s could trigger provisions allowing some cedants to opt to cancel their reinsurance contracts with us. Either of these events could reduce our financial flexibility.

     The current financial strength ratings of Montpelier Reinsurance Ltd. are:

A.M. Best: “A” (Excellent), third highest of fifteen rating levels;
Moody’s: “A3” (Good), seventh highest rating of twenty-one rating levels;
Standard & Poor’s: “A -” (Strong), seventh highest of twenty-one rating levels.
     These ratings are not evaluations directed to investors in our securities or a recommendation to buy, sell or hold our securities. Our ratings may be revised or revoked at the sole discretion of the rating agencies.
We have exhausted our retrocessional coverage with respect to Hurricane Katrina and the New Orleans flood losses.
     Based on our current estimate of losses related to Hurricane Katrina and the New Orleans flooding, we believe we have exhausted our retrocession protection with respect to those events, meaning that we have no further retrocession coverage available should our Hurricane Katrina and New Orleans flood losses prove to be greater than currently estimated. However, our retrocession agreements include a reinstatement provision. We can not be sure that retrocessional coverage will be available to us on acceptable terms, or at all, in the future.
     Risks Related to Our Company
Our future performance is difficult to predict because we have a limited operating history.
     We were formed in November 2001, and we only have three full fiscal years of operating and financial history. As a result, there is limited historical financial and operating information available to help you evaluate our performance. Companies in their initial stages of development present substantial business and financial risks and may suffer significant losses. Our historical financial results may not accurately indicate our future performance.
We could be adversely affected by the loss of one or more principal employees or by an inability to attract and retain staff.
     Our success will depend in substantial part upon our ability to attract and retain our principal employees. As of September 15, 2005 we have 66 full-time employees and depend upon them for the generation and servicing of our business. We rely substantially upon the services of Anthony Taylor, our Chairman, Chief Executive Officer and President of Montpelier Re and Russell Fletcher, our Chief Underwriting Officer of Montpelier Re. Although to date we have generally been successful in recruiting employees, our location in Bermuda may be an impediment to attracting and retaining experienced personnel, particularly if they are unable to secure work permits, as described below. Furthermore, although we are not aware of any planned departures, if we were to lose the services of members of our management team, our business could be adversely affected. We do not currently maintain key man life insurance policies with respect to our employees except for Anthony Taylor. We also may experience difficulty in attracting and retaining qualified independent directors in the increasingly regulated corporate governance environment.
Our ability to conduct our business may be adversely affected by Bermuda employment restrictions.
     Under Bermuda law, non-Bermudians, other than spouses of Bermudians and individuals holding permanent resident certificates, are not permitted to engage in any gainful occupation in Bermuda without a work permit issued by the Bermuda government. A work permit is only granted or extended if the employer can show that, after a proper public advertisement, no Bermudian, spouse of a Bermudian or individual holding a permanent resident certificate is available who meets the minimum standards for the position. The Bermuda government has announced a policy that places a six-year term limit on individuals with work permits, subject to specified exemptions for persons deemed to be key employees and persons holding positions recognised as key occupations where the particular business has a significant physical presence in Bermuda. A list of categories recognised as key occupations has been issued. Businesses may request that holders of posts in such categories be exempted from the term limits on work permits.

     Many of our Montpelier Re employees, including all of our executive officers, are employed pursuant to work permits granted by the Bermuda authorities. These permits expire at various times over the next several years. We have no reason to believe that these permits would not be extended at expiration upon request, although no assurances can be given in this regard.
     None of our executive officers based in Bermuda are Bermudian. Of our employees in Bermuda, 42 are Bermudian. Anthony Taylor, our Chief Executive Officer, Russell Fletcher, our Chief Underwriting Officer, and Thomas Busher, our Chief Operating Officer, are working under work permits that will expire in 2010 and Kernan Oberting, our Chief Financial Officer, is working under a work permit which expires in 2009. If work permits are not obtained or renewed for our principal employees, we could lose their services, which could materially affect our business.
We could face unanticipated losses from war, terrorism and political unrest, and these or other unanticipated losses could have a material adverse effect on our financial condition and results of operations.
     We may have substantial exposure to large, unexpected losses resulting from future man-made catastrophic events, such as acts of war, acts of terrorism and political instability. Although we may attempt to exclude losses from terrorism and certain other similar risks from some coverages we write, we may not be successful in doing so. In addition, we have written and will continue to write some policies explicitly covering acts of terrorism. We have formed an insurance facility with the Overseas Private Investment Corporation (“OPIC”) to underwrite stand-alone terrorism insurance products. These risks are inherently unpredictable and recent events may lead to increased frequency and severity of losses. It is difficult to predict the timing of such events with statistical certainty or to estimate the amount of loss that any given occurrence will generate. To the extent that losses from such risks occur, our financial condition and results of operation could be materially adversely affected.
Our financial condition could be adversely affected by the occurrence of disasters.
     We have substantial exposure to losses resulting from natural and man-made disasters and other catastrophic events. Catastrophes can be caused by various events, including hurricanes, earthquakes, hailstorms, explosions, severe winter weather and fires. The incidence and severity of such catastrophes are inherently unpredictable and our losses from catastrophes could be substantial. The occurrence of claims from catastrophic events is likely to result in substantial volatility in our financial condition or results of operations for any fiscal quarter or year and could have a material adverse effect on our financial condition or results and our ability to write new business. This volatility is compounded by accounting regulations that do not permit reinsurers to reserve for such catastrophic events until they occur. We expect that increases in the values and concentrations of insured property will increase the severity of such occurrences in the future. Although we will attempt to manage our exposure to such events, a single catastrophic event could affect multiple geographic zones and lines of business or the frequency or severity of catastrophic events could exceed our estimates, either of which could have a material adverse effect on our financial condition or results of operations.
Emerging claim and coverage issues could adversely affect our casualty business.
     As industry practices and legal, judicial, social and other environmental conditions change, unexpected and unintended issues related to claims and coverage may emerge. These issues may adversely affect our business by either extending coverage beyond our underwriting intent or by increasing the number or size of claims. Because of the “long-tail” nature of our casualty business in which claims can typically be made for many years, it is more susceptible to these issues than the majority of our business, which is predominantly “short-tail.” In some instances, these changes may not become apparent until some time after we have issued reinsurance contracts that are affected by the changes. In addition, we are unable to predict the extent to which the courts may expand the theory of liability under a casualty insurance contract, such as the range of the occupational hazards causing losses under employers’ liability insurance, thereby increasing our reinsurance exposure. As a result, the full extent of liability under our reinsurance contracts, and in particular our casualty reinsurance contracts, may not be known for many years after a contract is issued.

If actual claims exceed our loss reserves, our financial results could be significantly adversely affected.
     Our success depends upon our ability to accurately assess the risks associated with the businesses that we reinsure. To the extent actual claims exceed our expectations we will be required to immediately recognize the less favorable experience as we become aware of it. This could cause a material increase in our liabilities and a reduction in our profitability, including an operating loss and reduction of capital. It is early in our history and the number and size of reported claims may increase, and their size could exceed our expectations.
     A significant portion of the Company’s business is property catastrophe and other classes with high attachment points of coverage. Reserving for losses in the property catastrophe market is inherently complicated in that losses in excess of the attachment level of the Company’s policies are characterized by high severity and low frequency, and other factors which could vary significantly as claims are settled. This limits the volume of relevant industry claims experience available from which to reliably predict ultimate losses following a loss event.
     In addition, there always exists a reporting lag between a loss event taking place and the reporting of the loss to the Company. These incurred but not reported losses are inherently difficult to predict. Because of the variability and uncertainty associated with loss estimation, it is possible that our individual case reserves for each catastrophic event and other case reserves are incorrect, possibly materially.
     These factors require us to make significant assumptions when establishing loss reserves. Since the Company has insufficient past loss experience, management supplements this information with industry data. This industry data may not match the risk profile of the Company, which introduces a further degree of uncertainty into the process. Accordingly, actual claims and claim expenses paid may deviate, perhaps substantially, from the reserve estimates reflected in our financial statements.
     Like other reinsurers, we do not separately evaluate each of the individual risks assumed under reinsurance treaties. Therefore, we are largely dependent on the original underwriting decisions made by ceding companies. We are subject to the risk that the ceding companies may not have adequately evaluated the risks to be reinsured and that the premiums ceded may not adequately compensate us for the risks we assume.
     If our loss reserves are determined to be inadequate, we will be required to increase loss reserves at the time of such determination with a corresponding reduction in our net income in the period in which the deficiency is rectified. It is possible that claims in respect of events that have occurred could exceed our loss reserves and have a material adverse effect on our results of operations or our financial condition in general. In addition, unlike the loss reserves of U.S. reinsurers, our loss reserves are not regularly examined by U.S. or other insurance regulators.
The failure of any of the loss limitation methods we employ could have a material adverse effect on our financial condition or our results of operations.
     We seek to limit our loss exposure by writing a number of our reinsurance contracts on an excess of loss basis, adhering to maximum limitations on reinsurance written in defined geographical zones, limiting program size for each client and prudent underwriting of each program written. In the case of proportional treaties, we seek per occurrence limitations or loss ratio caps to limit the impact of losses from any one event. We cannot be sure that any of these loss limitation methods will be effective. We also seek to limit our loss exposure by geographic diversification. Geographic zone limitations involve significant underwriting judgments, including the determination of the area of the zones and the inclusion of a particular policy within a particular zone’s limits. There can be no assurance that various provisions of our policies, such as limitations or exclusions from coverage or choice of forum, will be enforceable in the manner we intend. Disputes relating to coverage and choice of legal forum may also arise. Underwriting is inherently a matter of judgment, involving important assumptions about matters that are inherently unpredictable and beyond our control, and for which historical experience and probability analysis may not provide sufficient guidance. One or more catastrophic or other events could result in claims that substantially exceed our expectations, which could have a material adverse effect on our financial condition or our results of operations, possibly to the extent of eliminating our shareholders’ equity.

Our ability to pay dividends may be constrained by our holding company structure and the limitations on payment of dividends Bermuda law and regulations impose on us.
     We are a holding company and, as such, have no substantial operations of our own. We do not expect to have any significant operations or assets other than our ownership of the shares of Montpelier Re. Dividends and other permitted distributions from Montpelier Re are expected to be our sole source of funds to meet ongoing cash requirements, including debt service payments and other expenses, and to pay dividends to our shareholders. Bermuda law and regulations, including, but not limited to Bermuda insurance regulation, limit the declaration and payment of dividends and the making of distributions by Montpelier Re to us. The inability of Montpelier Re to pay dividends in an amount sufficient to enable us to meet our cash requirements at the holding company level could have a material adverse effect on our operations.
We may encounter difficulties in maintaining the information technology systems necessary to run our business.
     The performance of our information technology systems is critical to our business and reputation and our ability to process transactions and provide high quality customer service. Such technology is and will continue to be a very important part of our underwriting process. We currently purchase risk modeling services from AIR, EQE and RMS. In addition, we purchase insurance consulting services from Black Diamond Group and Complexus Ltd. for the enhancement of our proprietary modeling technologies.
     We cannot be certain that we would be able to replace these service providers or consultants without slowing our underwriting response time, or that our proprietary technology will operate as intended. Any defect or error in our information technology systems could result in a loss or delay of revenues, higher than expected loss levels, diversion of management resources, harm to our reputation or an increase in costs.
One of our founders and certain of our directors and officers may have conflicts of interest with us.
     One of our founders, White Mountains, beneficially owns 19.1% (assuming the exercise of warrants) of our common shares as of June 30, 2005. In addition, two of our directors are affiliated with White Mountains.
     Affiliates of White Mountains engage in certain commercial activities and transactions or agreements with us, which may give rise to conflicts of interest. We may also enter into commercial arrangements with related parties in the ordinary course of business. In addition, White Mountains conducts a reinsurance business through some of its subsidiaries, and we may compete with such subsidiaries for the same prospective clients. Our founders and their affiliates have also entered into agreements with and made investments in numerous companies that may compete with us. In particular:
•	Raymond Barrette, the lead director of our Board of Directors and a member of the Underwriting Policy Committee and the Compensation and Nominating Committee of our Board of Directors, is President and Chief Executive Officer of White Mountains Insurance Group.

•	John Gillespie, a member of our Board of Directors and Chairman of the Finance Committee of our Board, is also a member of the Board of Directors of White Mountains Insurance Group. Mr. Gillespie was previously the principal executive officer of White Mountains Advisors LLC, a wholly owned indirect subsidiary of White Mountains Insurance Group, which we have engaged to provide investment advisory and management services to us . In addition, Mr. Gillespie is either general manager or investment manager of various funds, which own less than 5% of our common shares. Mr. Gillespie is also the founder and principal of a fund that manages White Mountains’ common equity portfolios and, pursuant to an amendment to our investment management agreement with White Mountains Advisors LLC, our public market equity portfolio.

•	Kip Oberting, our Chief Financial Officer, was previously employed by and is permitted to provide limited services to White Mountains Capital, Inc. or its affiliates, provided that such services do not interfere with his performance for the Company. Such services must be fully disclosed to the Company, and the Company may require Mr. Oberting to cease such services at any time. Long-term incentive awards granted by White Mountains Capital, Inc. to Mr. Oberting prior to his employment by the Company continue to vest.
     In addition, our founders and entities affiliated with some of our directors have sponsored or invested in, and may in the future sponsor or invest in, other entities engaged in or intending to engage in insurance and reinsurance underwriting, some of which may compete with us. They have also entered into, or may in the future enter into, agreements with companies that may compete with us.
     We have a policy in place applicable to each of our directors and officers which provides for the resolution of potential conflicts of interest. However, we may not be in a position to influence any party’s decision to engage in activities that would give risk to a conflict of interest, and they may take actions that are not in our shareholders’ best interests.
If we choose to purchase reinsurance, we may be unable to do so.
     We purchase reinsurance for our own account in order to limit the effect of large and multiple losses upon our financial condition, and we may seek to buy reinsurance in the future. This type of insurance is known as “retrocessional reinsurance.” A reinsurer’s insolvency or inability to make payments under the terms of its reinsurance treaty with us could have a material adverse effect on us.
     From time to time, market conditions have limited, and in some cases have prevented, insurers and reinsurers from obtaining the types and amounts of reinsurance which they consider adequate for their business needs. Accordingly, we may not be able to obtain our desired amounts of retrocessional reinsurance. In addition, even if we are able to obtain such retrocessional reinsurance, we may not be able to negotiate terms that we deem appropriate or acceptable or from entities with satisfactory creditworthiness.
We will be subject to the credit risk of our reinsurers.
     When we purchase retrocessional reinsurance for our own account, the insolvency, inability or reluctance of any of our reinsurers to make timely payments to us under the terms of our reinsurance agreements could have a material adverse effect on us. The same risk also exists with respect to certain contracts that carry underlying reinsurance protection. See “We have exhausted our retrocessional coverage with respect to Hurricane Katrina and the New Orleans flood losses” above.
Since we depend on a few reinsurance brokers for a large portion of our revenues, loss of business provided by them could adversely affect us.
     We market our reinsurance worldwide primarily through reinsurance brokers. For the six months ended June 30, 2005, approximately 92.7% of our gross premiums written were sourced through brokers. Subsidiaries and affiliates of Marsh, Aon, Benfield (one of our founders and a shareholder) and Willis provided 25.4%, 21.5%, 21.8% and 13.2% (for a total of 81.9%), respectively, of our gross premiums written sourced through brokers for the six months ended June 30, 2005. Affiliates of two of these brokers, Aon and Marsh, have also co-sponsored the formation of Bermuda reinsurance companies that may compete with us, and these brokers may favor their own reinsurers over other companies. Loss of all or a substantial portion of the business provided by one or more of these brokers could have a material adverse effect on our business.
Our reliance on reinsurance brokers subjects us to their credit risk.
     In accordance with industry practice, we frequently pay amounts owed on claims under our policies to reinsurance brokers, and these brokers, in turn, pay these amounts over to the ceding insurers that have reinsured a portion of their liabilities with us. In some jurisdictions, if a broker fails to make such a payment, we might remain liable to the ceding insurer for the deficiency. Conversely, in certain jurisdictions, when the ceding insurer pays premiums for these policies to reinsurance brokers for payment over to us, these premiums are considered to have been paid and the ceding insurer will no longer be liable to us for those amounts, whether or not we have actually received the premiums. Consequently, consistent with the industry, we assume a degree of credit risk associated with brokers around the world.

Our investment performance may affect our financial results and ability to conduct business.
     Our funds are invested on a discretionary basis by a professional investment advisory management firm, White Mountains Advisors LLC, a wholly-owned subsidiary of White Mountains Insurance Group, subject to policy guidelines, which are periodically reviewed by the Finance Committee of our Board of Directors.
     Although our investment policies stress diversification of risks, conservation of principal and liquidity, our investments are subject to market-wide risks and fluctuations, as well as to risks inherent in particular securities.
     In particular, the volatility of our claims submissions may force us to liquidate securities which may cause us to incur capital losses. If we structure our investments improperly relative to our reinsurance liabilities, we may be forced to liquidate investments prior to maturity at a significant loss to cover such liabilities. Realized and unrealized investment losses resulting from an other than temporary decline in value could significantly decrease our assets, thereby affecting our ability to conduct business.
Our operating results may be adversely affected by currency fluctuations.
     Our functional currency is the U.S. dollar. We write a portion of our business, receive premiums and pay losses in foreign currencies and may maintain a small portion of our investment portfolio in investments denominated in currencies other than U.S. dollars. A portion of our loss reserves are also in non-U.S. currencies. We may experience foreign exchange losses to the extent our foreign currency exposure is not properly managed or otherwise hedged, which in turn would adversely affect our statement of operations and financial condition.
     At present we have no currency hedges in place, nor are we aware of any significant exposures to loss payments that will be paid in non-U.S. currencies. We intend to consider using hedges when we are advised of known or probable significant losses that will be paid in non-U.S. currencies. We can, therefore, choose to manage currency fluctuation exposure during the period between advice and ultimate payment. However, we would not normally hedge against this possible exposure for IBNR. Reserves for IBNR are a substantial part of our total loss reserves.
We are rated by rating agencies and a decline in our ratings could affect our standing among brokers and customers and cause our revenue and earnings to decrease.
     Ratings are an increasingly important factor in establishing the competitive position of reinsurance companies. A.M. Best assigned Montpelier Re a financial strength rating of “A” (Excellent), which is the third highest of fifteen rating levels. The objective of A.M. Best’s rating system is to provide an opinion of an insurer’s financial strength and ability to meet ongoing obligations to its policyholders. Our rating reflects A.M. Best’s opinion of the results of our operations capitalization and management. Montpelier Re has been assigned an “A3” (Good) rating by Moody’s Investors Service, the seventh highest rating of twenty-one rating levels. This rating reflects Moody’s opinion of the ability of Montpelier Re to punctually repay senior policyholder claims and obligations. Montpelier Re has been assigned an “A -” (Strong) financial strength rating by Standard & Poor’s, which is the seventh highest of twenty-one rating levels. The rating reflects Standard & Poor’s opinion of Montpelier Re’s ability to pay under its insurance policies and contracts in accordance with their terms. As of September 26, 2005, A.M. Best and Moody’s had our and Montpelier Reinsurance Ltd.’s ratings on credit watch negative or the equivalent. and Standard & Poor’s had affirmed our rating with a negative outlook. These ratings are not evaluations directed to investors in our securities or a recommendation to buy, sell or hold our securities. Our ratings are subject to periodic review by, and may be revised or revoked at the sole discretion of the rating agencies and we cannot assure you that we will be able to retain these ratings.
     If our ratings are reduced from their current levels by A.M. Best, Moody’s or Standard & Poor’s, our competitive position in the insurance industry would suffer and it would be more difficult for us to market our products. A significant downgrade could result in a substantial loss of business as ceding companies, and brokers that place such business, move to other reinsurers with higher ratings. See “A downgrade in our credit rating by rating agencies may materially and negatively impact our business and results of operations” above.

We may require additional capital in the future.
     Our future capital requirements depend on many factors, including our ability to write new business successfully and to establish premium rates and reserves at levels sufficient to cover losses. To the extent that the funds generated by our ongoing operations, initial capitalization any subsequent capital raising are insufficient to fund future operating requirements and cover claim payments, we may need to raise additional funds through financings or curtail our growth and reduce our assets. Any equity or debt financing, if available at all, may be on terms that are not favorable to us. If we cannot obtain adequate capital, our business, operating results and financial condition could be adversely affected.
If our subsidiary is unable to obtain the necessary credit, we may not be able to offer reinsurance in certain markets.
     Montpelier Re is not licensed or admitted as an insurer in any jurisdiction other than Bermuda. Because many jurisdictions do not permit insurance companies to take credit for reinsurance obtained from unlicensed or non-admitted insurers on their statutory financial statements unless appropriate security mechanisms are in place, our reinsurance clients will typically require us to post a letter of credit or other collateral. In order for Montpelier Re to write Lloyd’s QQS business, it must provide a letter of credit in favor of The Society and Council of Lloyd’s (“Lloyd’s”) in accordance with Lloyd’s rules. On August 4, 2005, the Company renewed its three-year Amended and Restated Letter of Credit Reimbursement and Pledge Agreement with Banc of America Securities LLC and a syndicate of lending institutions for the provision of a letter of credit facility for the account of Montpelier Re in favor of Lloyd’s or certain U.S. ceding companies (“Tranche A”) in an amount of up to $250.0 million, and in favor of certain U.S. ceding companies only (Tranche “B”) in an amount of up to $250.0 million of which up to $50.0 million may be used by us as a revolving line of credit for general corporate purposes. Montpelier Re amended and restated Tranche B of the facility from a $250.0 million three-year facility to a $225.0 million five-year facility with a revised expiry date of August 2010. In addition, effective December 23, 2004, Montpelier Re entered into a $50 million Letter of Credit Reimbursement and Pledge Agreement with HSBC Bank USA, National Association. The agreement is a one year secured facility that allows Montpelier Re to issue up to $50 million in letters of credit.
     If Montpelier Re were to become unable to obtain necessary credit, Montpelier Re could be limited in its ability to write business for certain of our clients.
     Risks Related to Our Industry
Substantial new capital inflows into the reinsurance industry will increase competition.
     The reinsurance industry is highly competitive. We compete, and will continue to compete, with major U.S. and non-U.S. reinsurers, many of which have greater financial, marketing and management resources than we have. We also compete with several other Bermuda-based reinsurers that write reinsurance and that target the same market as we do and utilize similar business strategies, and some of these companies currently have more capital than we have. We also compete with financial products, such as risk securitization, the usage of which has grown in volume. Established competitors may be planning additional capital raising transactions. Ultimately, this competition could affect our ability to attract or retain business or to write business at premium rates sufficient to cover losses. If competition limits our ability to write new business at adequate rates, our return on capital may be adversely affected.
Events may result in political, regulatory and industry initiatives, which could adversely affect our business.
     The supply of property catastrophe reinsurance coverage decreased due to the withdrawal of capacity and substantial reductions in capital resulting from, among other things, the September 11th terrorist attacks. This tightening of supply resulted in government intervention in the insurance and reinsurance markets in relation to terrorism coverage both in the U.S. and through industry initiatives in other countries. The Terrorism Risk Insurance Act of 2002 was enacted to ensure the availability of insurance coverage for certain types of terrorist acts in the U.S. This law establishes a federal assistance program that will continue through the end of 2005 to help the commercial insurers and reinsurers in the property and casualty insurance industry cover claims related to future terrorism related losses and regulates the terms of insurance relating to terrorism coverage. Although there has been limited take-up from commercial policyholders to date there remains an uncertainty of the future of terrorism coverage should the U.S. government discontinue the program after December 31, 2005.
     This government intervention and the possibility of future interventions have created uncertainty in the insurance and reinsurance markets about the definition of terrorist acts and the extent to which future coverages will extend to terrorist acts. Government regulators are generally concerned with the protection of policyholders to the exclusion of other constituencies, including shareholders of insurers and reinsurers. While we cannot predict the exact nature, timing or scope of possible governmental initiatives, such proposals could adversely affect our business by:
•	Providing insurance and reinsurance capacity in markets and to consumers that we target;

•	Requiring our participation in industry pools and guaranty associations;

•	Expanding the scope of coverage under existing policies following Hurricane Katrina and the New Orleans flood;

•	Regulating the terms of insurance and reinsurance policies; or

•	Disproportionately benefiting the companies of one country over those of another.
     The insurance industry is also affected by political, judicial and legal developments that may create new and expanded theories of liability. Such changes may result in delays or cancellations of products and services by insurers and reinsurers, which could adversely affect our business.
Current legal and regulatory activities relating to insurance brokers and agents, contingent commissions and certain finite-risk insurance products could affect our business, results of operations and financial condition.
     Contingent commission arrangements and finite-risk reinsurance have become the focus of investigations by the Securities and Exchange Commission and numerous state Attorneys General. Finite-risk reinsurance has been defined as a form of reinsurance in which, among other things, the time value of money is considered in the product’s design and pricing, in addition to the expected amount of the loss payments.
     At this time, we are unable to predict the potential effects, if any, that these investigations may have upon the insurance and reinsurance markets and industry business practices or what, if any, changes may be made to laws and regulations regarding the industry and financial reporting. Any of the foregoing could adversely affect our business, results of operations and financial condition.
Competition in the insurance industry could reduce our operating margins.
     Competition in the insurance industry has increased as industry participants seek to enhance their product and geographic reach, client base, operating efficiency and general market share through organic growth, mergers and acquisitions, and reorganization activities. As the insurance industry evolves, competition for customers may become more intense and the importance of acquiring and properly servicing each customer will grow. We could incur greater expenses relating to customer acquisition and retention, which could reduce our operating margins. There are also many potential initiatives by capital market participants to produce alternative products that may compete with the existing catastrophe reinsurance markets. In addition, hedge funds are increasingly participating in our markets through various structures. Over time, these numerous initiatives could significantly affect supply, pricing and competition in our industry.
The reinsurance business is historically cyclical and we expect to experience periods with excess underwriting capacity and unfavorable premiums.
     Historically, reinsurers have experienced significant fluctuations in operating results due to competition, frequency of occurrence or severity of catastrophic events, levels of capacity, general economic conditions and other factors. Demand for reinsurance is influenced significantly by underwriting results of primary property insurers and prevailing general economic conditions. The supply of reinsurance is related to prevailing prices, the levels of insured losses and the levels of industry surplus which, in turn, may fluctuate in response to changes in rates of return on investments being earned in the reinsurance industry. As a result, the reinsurance business historically has been a cyclical industry characterized by periods of intense price competition due to excessive underwriting capacity as well as periods when shortages of capacity permitted favorable premium levels. The supply of reinsurance may increase, either by capital provided by new entrants or by the commitment of additional capital by existing reinsurers, which may cause prices to decrease. Any of these factors could lead to a significant reduction in premium rates, less favorable policy terms and fewer submissions for our underwriting services. In addition to these considerations, changes in the frequency and severity of losses suffered by insurers may affect the cycles of the reinsurance business significantly, and we expect to experience the effects of such cyclicality.
We may be adversely affected by interest rate changes.
     Our operating results depend, in part, on the performance of our investment portfolio. Our investment portfolio contains interest rate sensitive instruments, such as bonds, which may be adversely affected by changes in interest rates. Changes in interest rates could also have an adverse effect on our investment income and results of operations.
     Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions and other factors beyond our control. Any measures we take that are intended to manage the risks of operating in a changing interest rate environment may not effectively mitigate such interest rate sensitivity.
     Risks Related to Our Common Shares
Future sales of common shares may affect their market price.
     We cannot predict what effect, if any, future sales of our common shares, or the availability of common shares for future sale, will have on the market price of our common shares. Sales of substantial amounts of our common shares in the public market, or the perception that such sales could occur, could adversely affect the market price of our common shares.
There are provisions in our charter documents which restrict the voting rights of our common shares.
     Our bye-laws generally provide that, if any person owns, directly or by attribution, more than 9.5% of our common shares, the voting rights attached to such common shares will be reduced so that such person may not exercise and is not attributed more than 9.5% of the total voting rights.
U.S. persons who own our common shares may have more difficulty in protecting their interests than U.S. persons who are shareholders of a U.S. corporation.
     The Companies Act 1981 of Bermuda, which applies to us, differs in certain material respects from laws generally applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant provisions of the Companies Act which includes, where relevant, information on modifications thereto adopted pursuant to our bye-laws, applicable to us, which differ in certain respects from provisions of Delaware corporate law. Because the following statements are summaries, they do not discuss all aspects of Bermuda law that may be relevant to us and our shareholders.
     Interested Directors. Bermuda law and our bye-laws provide that we cannot void any transaction we enter into in which a director has an interest, nor can such director be liable to us for any profit realized pursuant to such transaction, provided the nature of the interest is disclosed at the first opportunity at a meeting of directors, or in writing, to the directors. Under Delaware law such transaction would not be voidable if:
•	the material facts as to such interested director’s relationship or interests were disclosed or were known to the board of directors and the board had in good faith authorized the transaction by the affirmative vote of a majority of the disinterested directors;

•	such material facts were disclosed or were known to the stockholders entitled to vote on such transaction and the transaction were specifically approved in good faith by vote of the majority of shares entitled to vote thereon; or

•	the transaction were fair as to the corporation as of the time it was authorized, approved or ratified.
     Under Delaware law, the interested director could be held liable for a transaction in which the director derived an improper personal benefit.
     Business Combinations with Large Shareholders or Affiliates. As a Bermuda company, we may enter into business combinations with our large shareholders or affiliates, including mergers, asset sales and other transactions in which a large shareholder or affiliate receives, or could receive, a financial benefit that is greater than that received, or to be received, by other shareholders, without obtaining prior approval from our Board of Directors or from our shareholders. If we were a Delaware company, we would need prior approval from our Board of Directors or a supermajority of our shareholders to enter into a business combination with an interested shareholder for a period of three years from the time the person became an interested shareholder, unless we opted out of the relevant Delaware statute.
     Shareholders’ Suits. The rights of shareholders under Bermuda law are not as extensive as the rights of shareholders in many United States jurisdictions. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence an action in the name of the company to remedy a wrong done to the company where an act is alleged to be beyond the corporate power of the company, is illegal or would result in the violation of our memorandum of association or bye-laws. Furthermore, consideration would be given by the court to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of our shareholders than actually approved it. The winning party in such an action generally would be able to recover a portion of attorneys’ fees incurred in connection with such action. Our bye-laws provide that shareholders waive all claims or rights of action that they might have, individually or in the right of the company, against any director or officer for any act or failure to act in the performance of such director’s or officer’s duties, except with respect to any fraud or dishonesty of such director or officer. Class actions and derivative actions generally are available to stockholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.
     Indemnification of Directors. We may indemnify our directors or officers or any person appointed to any committee by the Board acting in their capacity as such in relation to any of our affairs for any loss arising or liability attaching to them by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the company other than in respect of his own fraud or dishonesty. Under Delaware law, a corporation may indemnify a director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of such position if such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not be opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, such director or officer had no reasonable cause to believe his or her conduct was unlawful.
     Anti-takeover provisions in our bye-laws could impede an attempt to replace or remove our directors, which could diminish the value of our common shares.
     Our bye-laws contain provisions that may entrench directors and make it more difficult for shareholders to replace directors even if the shareholders consider it beneficial to do so. In addition, these provisions could delay or prevent a change of control that a shareholder might consider favorable. For example, these provisions may prevent a shareholder from receiving the benefit from any premium over the market price of our common shares offered by a bidder in a potential takeover. The Board of Directors has the power to appoint a managing director or chief executive officer, a president and a vice president and such additional officers as the Board may determine to perform such duties in the management, business and affairs of the Company as may be delegated to them by the Board. Even in the absence of an attempt to effect a change in management or a takeover attempt, these provisions may adversely affect the prevailing market price of our common shares if they are viewed as discouraging changes in management and takeover attempts in the future.
For example, our bye-laws contain the following provisions that could have such an effect:
•	election of our directors is staggered, meaning that the members of only one of three classes of our directors are elected each year;

•	shareholders have limited ability to remove directors;

•	the total voting power of any shareholder owning more than 9.5% of our common shares will be reduced to 9.5% of the total voting power of our common shares; and

•	our directors may decline to record the transfer of any common shares on our share register if they believe that registration of the transfer is required under any federal or state securities law or under the laws of any other jurisdiction and the registration has not yet been effected.
You may have difficulty effecting service of process on us or enforcing judgments against us in the United States.
     We are incorporated pursuant to the laws of Bermuda and our business is based in Bermuda. In addition, certain of our directors and officers reside outside the United States, and all or a substantial portion of our assets and the assets of such persons are located in jurisdictions outside the United States. As such, we have been advised that there is doubt as to whether:
•	a holder of our common shares would be able to enforce, in the courts of Bermuda, judgments of United States courts against persons who reside in Bermuda based upon the civil liability provisions of the United States federal securities laws;

•	a holder of our common shares would be able to enforce, in the courts of Bermuda, judgments of United States courts based upon the civil liability provisions of the United States federal securities laws;

•	a holder of our common shares would be able to bring an original action in the Bermuda courts to enforce liabilities against us or our directors and officers, as well as the experts named in this prospectus, who reside outside the United States based solely upon United States federal securities laws.
     Further, we have been advised that there is no treaty in effect between the United States and Bermuda providing for the enforcement of judgments of United States courts, and there are grounds upon which Bermuda courts may not enforce judgments of United States courts. Because judgments of United States courts are not automatically enforceable in Bermuda, it may be difficult for you to recover against us based upon such judgments.
We may require our shareholders to sell us their common shares.
     Under our bye-laws and subject to Bermuda law, we have the option, but not the obligation, to require a shareholder to sell some or all of its common shares to us at fair market value (which would be based upon the average closing price of the common shares as defined under our bye-laws) if the Board reasonably determines, in good faith based on an opinion of counsel, that share ownership, directly, indirectly or constructively by any shareholder is likely to result in adverse tax, regulatory or legal consequences to us, certain of our other shareholders or our subsidiaries.

     Risks Related to Taxation
We may be subject to U.S. tax.
     We are organized under the laws of Bermuda and believe, based on the advice of counsel, that we operate in a manner such that we are not subject to U.S. taxation on our income (other than excise taxes on insurance and reinsurance premium income attributable to insuring or reinsuring U.S. risks and U.S. withholding taxes on certain U.S. source investment income). However, because there is considerable uncertainty as to the activities which constitute being engaged in a trade or business within the United States, there can be no assurances that the U.S. Internal Revenue Service will not contend successfully that we are engaged in a trade or business in the United States. If we were considered to be engaged in a business in the United States, we could be subject to U.S. corporate income and branch profits taxes on the portion of our earnings effectively connected to such U.S. business.
U.S. persons who hold common shares may be subject to U.S. income taxation at ordinary income rates on their proportionate share of our “related party insurance income” (“RPII”).
     RPII is the income of Montpelier Re, if any, attributable to insurance or reinsurance policies where the direct or indirect insureds are direct or indirect U.S. shareholders or are related to direct or indirect U.S. shareholders. RPII may be included in a direct or indirect U.S. shareholder’s gross income whether or not such shareholder is a policyholder. We do not expect our gross RPII to equal or exceed 20% of our gross insurance income in any taxable year for the foreseeable future and do not expect our direct or indirect insureds (and related persons) to directly or indirectly own 20% or more of either the voting power or value of our common shares, but we cannot assure you that this will be the case. If our expectation is incorrect, a U.S. person owning any common shares directly or indirectly on the last day of our taxable year will be required to include in gross income for U.S. federal income tax purposes such holder’s share of the RPII for up to the entire taxable year, determined as if all such RPII were distributed proportionately only to such direct or indirect U.S. shareholders at that date, but limited by such holder’s share of our current-year earnings and profits as reduced by the holder’s share, if any, of certain prior-year deficits in earnings and profits attributable to our insurance business. Upon the sale or other disposition of any common shares, such person may also be required to recognize dividend income rather than capital gain to the extent of the shareholder’s pro rata share of our undistributed earnings and profits and to file Internal Revenue Service Form 5471, although this should not be the case because we should not be treated as deriving RPII income directly. The RPII provisions have never been interpreted by the courts or the U.S. Treasury Department in final regulations, and regulations interpreting the RPII provisions of the Internal Revenue Code of 1986, as amended, exist only in proposed form. It is not certain whether these regulations will be adopted in their proposed form or what changes or clarifications might ultimately be made thereto or whether any such changes, as well as any interpretation or application of RPII by the IRS, the courts, or otherwise, might have retroactive effect. The Treasury Department has authority to impose, among other things, additional reporting requirements with respect to RPII. Accordingly, the meaning of the RPII provisions and the application thereof to us and our subsidiaries is uncertain.
U.S. persons who hold common shares will be subject to adverse tax consequences if we are considered a passive foreign investment company for U.S. federal income tax purposes.
     Based on the advice of counsel, we believe that we are not, and we currently do not expect to become, a passive foreign investment company (a “PFIC”) for U.S. federal income purposes. We can not assure you, however, that we will not be considered a PFIC. If we were considered a PFIC it could have material adverse tax consequences for an investor that is subject to U.S. federal income taxation, including subjecting the investor to a greater tax liability than might otherwise apply and subjecting the investor to tax on amounts in advance of when tax would otherwise be imposed. There are currently no regulations regarding the application of the PFIC provisions to an insurance company. New regulations or pronouncements interpreting or clarifying these rules may be forthcoming. We cannot predict what impact, if any, such guidance would have on an investor that is subject to United States federal income taxation.

We may become subject to adverse U.S. tax legislation concerning Bermuda companies.
     Congress has been discussing legislation intended to eliminate certain perceived tax advantages of Bermuda insurance companies and U.S. companies having Bermuda affiliates. While currently there is no specific legislative proposal which, if enacted, would adversely affect us or our shareholders, legislative proposals could emerge that could conceivably have an adverse impact on us or our shareholders.
We may become subject to taxes in Bermuda after 2016, which may have a material adverse effect on our financial condition.
     The Bermuda Minister of Finance, under the Exempted Undertaking Tax Protection Act 1966, as amended, of Bermuda, has given us an assurance that if any legislation is enacted in Bermuda that would impose tax on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of any such tax will not be applicable to us or any of our operations or our shares, debentures or other obligations until March 28, 2016. We cannot assure you that we will not be subject to any Bermuda tax after that date.
The impact of Bermuda’s commitment to the Organization for Economic Cooperation and Development to eliminate harmful tax practices is uncertain and could adversely affect our tax status in Bermuda.
     The Organization for Economic Cooperation and Development, which is commonly referred to as the OECD, has published reports and launched a global dialogue among member and non-member countries on measures to limit harmful tax competition. These measures are largely directed at counteracting the effects of tax havens and preferential tax regimes in countries around the world. In the OECD’s report dated April 18, 2002 and updated as of June 2004, Bermuda was not listed as an uncooperative tax haven jurisdiction because it had previously committed to eliminate harmful tax practices and to embrace international tax standards for transparency, exchange of information and the elimination of any aspects of the regimes for financial and other services that attract business with no substantial domestic activity. We are not able to predict what changes will arise from the commitment or whether such changes will subject us to additional taxes.
     Risks Related to Regulation
If we become subject to insurance statutes and regulations in jurisdictions other than Bermuda or there is a change to Bermuda law or regulations or application of Bermuda law or regulations, there could be a significant and negative impact on our business.
     Montpelier Re, our wholly owned operating subsidiary, is a registered Bermuda Class 4 insurer. As such, it is subject to regulation and supervision in Bermuda. Bermuda insurance statutes, regulations and policies of the Bermuda Monetary Authority require Montpelier Re to, among other things:
•	maintain a minimum level of capital, surplus and liquidity;

•	satisfy solvency standards;

•	restrict dividends and distributions;

•	obtain prior approval of ownership and transfer of shares;

•	maintain a principal office and appoint and maintain a principal representative in Bermuda; and

•	provide for the performance of certain periodic examinations of Montpelier Re and its financial condition.
     These statutes and regulations may, in effect, restrict our ability to write reinsurance policies, to distribute funds and to pursue our investment strategy.

     We do not presently intend that Montpelier Re will be admitted to do business in any jurisdiction in the United States, the United Kingdom or elsewhere (other than Bermuda). However, we cannot assure you that insurance regulators in the United States, the United Kingdom or elsewhere will not review the activities of Montpelier Re or related companies or its agents and claim that Montpelier Re is subject to such jurisdiction’s licensing requirements. If any such claim is successful and Montpelier Re must obtain a license, we may be subject to taxation in such jurisdiction. In addition, Montpelier Re is subject to indirect regulatory requirements imposed by jurisdictions that may limit its ability to provide insurance or reinsurance. For example, Montpelier Re’s ability to write insurance or reinsurance may be subject, in certain cases, to arrangements satisfactory to applicable regulatory bodies. Proposed legislation and regulations may have the effect of imposing additional requirements upon, or restricting the market for, alien insurers or reinsurers with whom domestic companies place business.
     Generally, Bermuda insurance statutes and regulations applicable to Montpelier Re are less restrictive than those that would be applicable if it were governed by the laws of any state in the United States. In the past, there have been congressional and other initiatives in the United States regarding proposals to supervise and regulate insurers domiciled outside the United States. If in the future we become subject to any insurance laws of the United States or any state thereof or of any other jurisdiction, we cannot assure you that we would be in compliance with those laws or that coming into compliance with those laws would not have a significant and negative effect on our business.
     The process of obtaining licenses is very time consuming and costly, and we may not be able to become licensed in a jurisdiction other than Bermuda, should we choose to do so. The modification of the conduct of our business resulting from our becoming licensed in certain jurisdictions could significantly and negatively affect our business. In addition, our inability to comply with insurance statutes and regulations could significantly and adversely affect our business by limiting our ability to conduct business as well as subjecting us to penalties and fines.
     Because we are incorporated in Bermuda, we are subject to changes of Bermuda law and regulation that may have an adverse impact on our operations, including imposition of tax liability or increased regulatory supervision. In addition, we will be exposed to changes in the political environment in Bermuda. The Bermuda insurance and reinsurance regulatory framework recently has become subject to increased scrutiny in many jurisdictions, including in the United States and in various states within the United States. We cannot predict the future impact on our operations of changes in the laws and regulation to which we are or may become subject.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Montpelier Re Holdings Ltd. (Registrant)
September 26, 2005	By:	/s/ Jonathan B. Kim
Date	Name:	Jonathan B. Kim
	Title:	General Counsel and Secretary